$1.2M OF $2.2M CREDIT FACILITY CONVERTED TO COMMON STOCK AT $5.00 PER SHARE

THIS NOTE AND THE SHARES OF CAPITAL STOCK THAT MAY BE ISSUABLE UPON THE CONVERSION OF THIS NOTE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF. THE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT, EXCEPT UNDER CERTAIN SPECIFIC LIMITED CIRCUMSTANCES, AN OPINION OF COUNSEL FOR THE HOLDER, CONCURRED WITH BY COUNSEL FOR THE COMPANY, THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

HANCOCK JAFFE LABORATORIES, INC.

CONVERTIBLE PROMISSORY NOTE

Irvine, California	Credit Facility Up To $2,200,000.00	June 26, 2015

1. Principal and Interest.

Subject to the terms and conditions of this Convertible Promissory Note (this “Note”), for value received, Hancock Jaffe Laboratories, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of BIODYNE HOLDING SA (“Payee”) in lawful money of the United States the principal amount of ONE MILLION TWO HUNDRED THOUSAND DOLLARS AND NO/100S ($1,200,000.00), together with simple interest on the unpaid principal balance of this Note at the rate of EIGHT PERCENT (8.0%) per annum until this Note is converted in full or paid in full by the Company. The principal of and unpaid accrued interest on this Note is due and payable on or before June 26, 2017 (the “Maturity Date”).

Upon payment by the Company in full of all principal and interest payable hereunder or conversion of this Note in full as described in Section 2 below, this original Note shall be surrendered to the Company for cancellation.

2. Conversion Upon Closing Series A or B Preferred or IPO.

a.	If, prior to the Maturity Date, the Company closes one or more in a Series A or B Preferred financing(s), in the aggregate amount of at least $5,500,000 (five million five hundred thousand dollars) in gross proceeds or an IPO (or series of related equity financings) with the principal purpose of raising capital pursuant to which the Company has an IPO valuation of not less than ONE HUNDRED MILLION DOLLARS ($100,000,000), (a “Qualified Financing”), then all principal and unpaid accrued interest under this Note, shall automatically be converted into the class of securities issued in such Qualified Financing at a conversion price of such Qualified Financing. This Note will convert into the class of securities issued in such Qualified Financing and, upon receiving the conversion shares, the Payee will be subject to the same terms as the other investors purchasing the class of securities issued in such Qualified Financing and will sign stock purchase agreements, stockholder agreements and similar instruments governing the ownership of such equity securities reflecting such terms.

b.	Optional Conversion. Provided no Qualified Financing has occurred, at any time that this Note is outstanding prior to the Maturity Date, the Payee may convert all or any portion of the outstanding principal and accrued unpaid interest thereon into common stock of the Company at a conversion price (the “Conversion Price”) of SIX DOLLARS ($6.00) per share. If at any time while this Note is outstanding, the Company issues capital stock for less than SIX DOLLARS ($6.00) per share (on a common stock equivalent basis), then the conversion price of the Notes will be automatically reset to such lower price.

c.	Mechanics of Conversion. Upon the conversion of this Note, the outstanding principal and accrued unpaid interest of the Note shall be converted automatically without any further action by the holder and whether or not the Note is surrendered to the Company or its transfer agent. The Company shall not be obligated to issue certificates evidencing the shares of the securities issuable upon conversion unless such Note is either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Note. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver at such office to such holder of such Note, a certificate or certificates for the securities to which the holder shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of the Securities. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of closing of the event triggering conversion. The person or persons entitled to receive securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date. The person entitled to receive securities issuable upon conversion shall also execute and deliver any stock purchase agreements, stockholder agreements or similar instruments as may be required to effect the conversion of this Note. The stock issued on conversion of this Note will be fully paid and non-assessable. All principal and unpaid accrued interest that is converted pursuant to this Section 2 will no longer be outstanding or due and payable from the Company and will be deemed to have been fully paid and satisfied on the effective date of such conversion and the Company shall thereafter have no further obligation or liability with respect to such amounts.

d.	Mechanics of Credit Facility up to $2,200,000. At any time, prior to the Company consummating an IPO, the Payee may loan the Company and the Company may accept such loan of up to $2,200,000 minus loans previously made to the Company by Payee. All loans made by Payee to the Company under this credit facility shall be made with the same terms, as those provided to either Series Preferred or Series Common (most favored terms) investors at the time the Payee converts the loan into equity, and will be subject to the same automatic conversion terms stated herein.

e.	Placement Agent Fees Upon Conversion. At any time prior to the Company consummating an IPO, if at Payee option, Payee converts Note, or if Payee Note is automatically converted, as described in section two herein, Company shall pay a Placement Agent fee equal to ten percent (10%) of such amount of loan converted. Upon conversion, such Placement Agent fee shall be paid by the Company to the designated Escrow Agent of the Qualified Financing for disbursement.

2

3. Prepayment.

The Company will notify the Payee thirty (30) days prior to prepaying all or a portion of this Note to allow the Payee to exercise its right to an optional conversion as described in Section 2, above. Subject to such notice requirement, the Company may, at any time, prepay all or any part of the unpaid principal amount of this Note without premium or penalty. Partial prepayments will be applied first to pay accrued unpaid interest and second, after all interest accrued through the date of such partial prepayment has been paid in full, to reduce the principal amount outstanding hereunder.

4. Most Favored Terms.

If at any time while this Note is outstanding the Company issues any additional debt that is convertible into the Company’s equity securities and such additional debt has a lower conversion price, a higher interest rate, an earlier maturity date or is secured by collateral of the Company, then the terms of this Note will be modified to incorporate any such more favorable terms.

5. Fees.

The Company agrees to pay, in addition to the Placement Agent fees, principal and interest payable hereunder, reasonable fees, if incurred by Payee.

6. Savings Clause.

It is the intention of the Company and the Payee to conform strictly to all applicable usury laws. In determining whether or not the consideration that is taken, reserved, contracted for, charged or received under this Note (or otherwise in connection with this Note) constitutes interest or whether or not such interest, under any specific contingency, exceeds the maximum amount of interest allowed by applicable law, the Company and the Payee will, to the greatest extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) amortize, prorate, allocate and spread the total amount of interest throughout the full term of this Note so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof and/or (c) allocate interest between portions of this Note, to the end that no such portion will bear interest at a rate greater than that permitted by applicable law. After application of the preceding sentence, if the aggregate of all consideration constituting interest under applicable law that is taken, reserved, contracted for, charged or received under this Note (or otherwise in connection with this Note) exceeds the maximum amount of interest allowed by applicable law or would otherwise be usurious under applicable law, then (i) the Company will not be obligated to pay the amount of such interest to the extent that it exceeds the maximum amount permitted by applicable law, (ii) any such excess interest that may have been collected will be applied as a credit against the then unpaid principal amount of the Note (or, to the extent that this Note is or would thereby be paid in full, refunded to the Company) and (iii) the effective rate of interest will be automatically reduced to the maximum lawful rate under applicable usury laws as now or hereafter construed by the courts having jurisdiction. The terms and provisions of this Section 6 will supersede every other conflicting provision of this Note or any other document evidencing or securing this Note.

3

7. Amendment.

No amendment, modification or supplement of or to this Note will be effective unless made in writing and signed by the Company and the Payee.

8. Integration.

This Note, represents, and is intended to be, a complete statement of all of the terms and the arrangements between the Company and the Payee with respect to the matters provided for herein, supersedes any and all previous oral or written and all contemporaneous oral agreements, understandings, negotiations and discussions between the Company and the Payee with respect to those matters.

9. Governing Law.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California.

Hancock Jaffe Laboratories, Inc.

By:	/s/ Norman Jaffe
Name:	Norman Jaffe
Its:	President

Payee

By:	/s/ Yury Zhivilo
Name:	Yury Zhivilo
Its:	Managing Director

4